EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

June 30, 2015

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to EnteroMedics Inc., a Delaware corporation (the “Company”), in connection with (i) a Registration Statement on Form S-3 (No. 333-195855), the prospectus included therein (the “Prospectus”) and the related prospectus supplement(s) (each, a “Prospectus Supplement”) (collectively, the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time for an aggregate initial offering price of up to $75,000,000 of (a) shares of its common stock, par value $0.01 per share (the “Common Stock”); (b) shares of its preferred stock, par value $0.01 per share (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”); (c) its debt securities, which may be senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (d) warrants to purchase Common Stock (the “Common Stock Warrants”), Preferred Stock (the “Preferred Stock Warrants”) or Debt Securities (the “Debt Securities Warrants” and, together with the Common Stock Warrants and Preferred Stock Warrants, the “Securities Warrants”) and (e) units consisting of any combination of Common Stock, Preferred Stock, Debt Securities and Securities Warrants, offered and sold together (the “Units”); and (ii) a second Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”) filed by the Company with the Commission pursuant to Rule 462(b) of the Securities Act, relating to the offer and sale by the Company of (a) shares of its Common Stock; (b) Common Stock Warrants and (c) Units for an aggregate offering price of up to $15,000,000. In connection with the filing of a Prospectus Supplement, the Company will offer and sell units (the “Offering Units”), consisting of (i) either (a) one share of Common Stock or (b) one Series C pre-funded warrant to purchase one share of Common Stock; (ii) 0.50 of a Series A Warrant to purchase one share of Common Stock; and (iii) 0.50 of a Series B Warrant to purchase one share of Common Stock. The Offering Units will be sold pursuant to an Underwriting Agreement, dated June 30, 2015, between the Company and Canaccord Genuity, Inc. as representative of the underwriters named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity

EnteroMedics Inc.

June 30, 2015

for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements and instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1. The shares of Common Stock, when issued and delivered (i) against payment of the consideration therefor specified in the Underwriting Agreement or (ii) upon the valid exercise of the Warrants, will be validly issued, fully paid and non-assessable.

2. When the Warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such Warrants will constitute binding obligations of the Company.

3. When the Units have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such Units will constitute binding obligations of the Company.

The opinions set forth above are subject to the following qualifications and exceptions:

a.	Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application relating to or affecting creditors’ rights.

b.	Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

c.	Our opinions stated above are subject to limitations regarding the availability of indemnification and contribution where such indemnification and contribution may be limited by applicable law or the application of principles of public policy.

EnteroMedics Inc.

June 30, 2015

d.	We express no opinion as to the enforceability of (i) provisions that relate to choice of law or forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

e.	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

TSH/JBA